EMPLOYMENT AND NON-COMPETE AGREEMENT

This Agreement is made as of January 21, 2013, between WidePoint Corporation, a Delaware corporation (the "Company" or "Corporation"); and John Atkinson, ("Employee"). The parties agree that the terms and provisions of this Agreement are subject to and contingent upon (1) the approval of the Board of Directors of the Company. Subject to the foregoing, the Company and Employee hereby agree as follows:

1. Employment. The Company agrees to employ Employee as Chief Sales and Marketing Officer of the Corporation, and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to paragraph 4 (the "Employment Period").

2. Compensation and Benefits. In consideration for the valuable services to be rendered by Employee and for Employee's agreement not to compete against the Company as described in paragraph 5, the Company hereby agrees that during the Base Two Year (24 month) period under this Agreement, the Company will pay Employee a gross Base Salary (the "Base Salary") of $200,000. per annum. The Base Salary of Employee after the initial year of this Agreement shall be reviewed for possible increase by the Compensation Committee and the Board of Directors of the Company. Employee also shall be entitled to (1) reimbursement for actual business expenses which have been pre-approved in scope by the Company; (2) comparable combined paid vacation/sick leave and medical and other benefits consistent with those received by other similarly situated employees of the Company unless superseded in Exhibit A; and (3) bonus compensation in amounts as determined in the reasonable discretion of the Compensation Committee and the Board of Directors of the Company, based upon mutually agreed Annual Quota targets and selective MBO measurements, up to an amount of $100,000 per annum . Employee shall also be eligible to receive incentive-based stock awards and/or common stock options from the Company as determined in the reasonable discretion of the Compensation Committee of the Board of Directors of WidePoint. Employee will be awarded a WidePoint Common Stock Option Grant consisting of 250,000 share equivalents, valued as of the Award date, and vesting 50% at the first anniversary date of this agreement, and the remaining 50% vesting at the second anniversary date of this Agreement. Employee shall be covered by the directors and officers liability insurance coverage of WidePoint so long as Employee maintains a position with the Company as either an officer or director of the Company as further defined under the Company's Directors and Officers Insurance Plan.

3. Services. During the Employment Period, Employee agrees to devote Employee's best efforts and substantially all of Employee's business time and attention to the business affairs of the Company. As a condition of this Agreement, The Company acknowledges the considerable skills, experience, and market relationships the Employee brings to the Chief Sales and Marketing Officer role of the Corporation. During the Employment Period, Employee agrees to render additional functional services as the Company may from time to time direct. During the Employment Period, Employee agrees that Employee will not, except with the prior written consent of the Company, and not to be unreasonably withheld, become engaged in or render services for any business other than the business of the Company.

4. Termination. The Employment Period will continue from the date of this Agreement unless terminated earlier by (a) Employee's death or permanent disability which renders the Employee unable to perform Employee's duties hereunder (as determined by the Company in its good faith judgment), (b) by Employee's resignation, commencing from and after the first anniversary date of this Agreement, or any additional Option period exercised by the Company, upon prior written notice to the Company of ninety (90) days before the annual anniversary date of this Agreement, or (c) the Company for Cause. For purpose of this paragraph 4, "Cause" shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the Company, or its designee (except due to sickness, injury or disabilities), after prior notice to Employee and a reasonable opportunity to cure by Employee of up to thirty (30) days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Employee, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, after prior written notice to Employee and a reasonable opportunity to cure by Employee of up to thirty (30) days, (iii) a material breach of this Agreement by Employee, after prior written notice to Employee and a reasonable opportunity to cure by Employee of up to thirty (30) days, (iv) the commission by Employee of a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty against the Company or, (v) a proper business purpose of the Company, which shall be limited to the elimination of the position filled by Employee as a result of a material decrease in revenues and/or profits of the Company, but with other cost cutting measures and the termination of other employees being first considered and instituted as determined in the sole judgment of the Company prior to the termination of Employee; provided, however, that in the event the Company terminates Employee under this subparagraph (v), then (I) the scope of the non-compete under Paragraph 5 shall be limited to the products and services offered by the Company as of the termination of Employee under subparagraph (v) and (II) the Company shall pay to Employee a continuation of Gross Salary and benefits each month for the six (6) month period immediately following such termination under subparagraph (v).

5. Non-Compete.

(a) In the event the Employment Period is terminated under paragraphs 4(b) or 4(c) above, then the non-compete provisions of this paragraph 5 will apply to Employee. In the event the Employment Period is otherwise terminated, such as without Cause, then no part of this paragraph 5 will apply to Employee.

(b) Employee recognizes and acknowledges that by virtue of accepting employment hereunder, Employee will additionally acquire valuable training and knowledge, enhance Employee's professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company. In consideration of the foregoing and this employment contract, Employee agrees that during the Employment Period and for one (1) year thereafter (the "Non-Compete Period"), Employee will not directly or indirectly consult with or otherwise provide services equivalent or functionally similar to the then-current offerings of the Company, to any existing or targeted customers or clients of the Company, with the term "targeted" meaning customers or clients that the Company has contacted within the last 12 months or included in a sales plan of the Company prior to the date of termination of the Employment Period; nor shall Employee

solicit any other Person to engage in any such activities or knowingly request, induce or attempt to influence any then existing customers, clients or suppliers of the Company to curtail any business they are currently, or in the last 24 months have been, transacting with the Company (the "Non-Compete). During the Non-Compete Period, Employee shall not, without the Company's prior written consent, directly or indirectly, knowingly solicit or encourage or attempt to influence any existing employee or recruit to leave or discourage their employment with the Company. Employee agrees that the restraint imposed under this paragraph 5 is reasonable and not unduly harsh or oppressive.

(c) If, at the time of enforcement of any provision of paragraph 5(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company and Employee agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

(d) Since a material purpose of this Agreement is to protect the Company's investment in the Employee and to secure the benefits of Employee's background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this paragraph 5. Therefore, in the event of a breach by Employee of any of the provisions of this paragraph 5, the Company, or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

6. Confidential Information. Employee acknowledges that the information, data and trade secrets (collectively, "Confidential Information") obtained by Employee during the course of Employee's performance under this Agreement, and previously if Employee has already been an employee of the Company, concerning the business or affairs of the Company are the property of the Company. For purposes of this Agreement, "trade secret" means any method, program or compilation of information which is used in the Company's business, including but not limited to: (a) techniques, plans and materials used by the Company, (b) marketing methods and strategies employed by the Company, and (c) all lists of past, present or targeted customers, clients or suppliers of the Company. Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee's own account any of such Confidential Information without the written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act or become known to Employee lawfully outside the scope of Employee's employment under this Agreement. Employee agrees to deliver to the Company at the termination of Employee's employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company which Employee may then possess or have under Employee's control.

7. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company or WidePoint:	Mr. James T. McCubbin c/o WidePoint Corporation 7926 Jones Branch Drive Suite 520 McLean, Virginia 22102
To Employee:	John Atkinson 17313 Dry Mill Road Leesburg, VA 20175

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

8. Miscellaneous. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors and assigns. Employee may not assign Employee's rights or delegate Employee's obligations hereunder without the prior written consent of the Company. The Company may assign its respective rights and delegate its duties hereunder without the consent of Employee to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Virginia. All parties hereby consent to subject matter jurisdiction, personal jurisdiction and venue in the appropriate federal court located in Fairfax, Virginia for disputes under this Agreement. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company, and Employee. If either party breaches this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorney's fees, from the non-prevailing party.

9. Definitions. **"Person"** shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof. **"Permitted Transferee"** shall mean a subsidiary, affiliate or successor of WidePoint or the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:

EMPLOYEE:

John Atkinson

Attest (Seal):

James T. McCubbin
Secretary

WIDEPOINT CORPORATION

By:
Steve L. Komar
Chairman & Chief Executive Officer